Exhibit_99.1

Box Announces Appointment of Bethany Mayer to its Board of Directors

Mayer brings over 30 years of technology experience as former CEO of Ixia and senior leader at Hewlett Packard, Blue Coat Systems and Cisco

Redwood City, CA, April 24, 2020 – Box (NYSE:BOX), a leader in cloud content management, today announced the appointment of Bethany Mayer as an independent director pursuant to an agreement with Starboard Value LP to add new independent directors to Box’s Board of Directors. Mayer brings more than 30 years of technology experience, including her operating roles as former CEO of Ixia, Senior Vice President and General Manager of the Networking Business Unit at Hewlett Packard, and Senior Vice President of Worldwide Marketing and Alliances at Blue Coat Systems.

“Bethany’s deep technology experience and leadership roles scaling multi-billion dollar enterprise businesses at various stages and sizes will be a valuable addition to our Board of Directors," said Aaron Levie, co-founder and CEO of Box. "We’ve added extensive experience to our board with five new members in the past couple of years, and we’re excited by the collective expertise the board will bring to Box as we transform businesses with Cloud Content Management and position the company for long-term growth and profitability.”

“Box’s leadership position in the market and strong focus on operational efficiency makes it an exciting time to join the company,” said Bethany Mayer. “I look forward to bringing my experience as a former technology leader in product, enterprise sales and marketing to the board.”

Background on Bethany Mayer

Mayer is currently an executive partner at Siris Capital Group and serves on the public company Board of Directors of Lam Research Inc (LRC), Marvell Technologies (MRVL), and Sempra Energy (SRE).

Prior to joining Siris Capital Group, she was the President and Chief Executive Officer, and Director of Ixia, a publicly-traded company and a leader in test, visibility and security solutions. Mayer served as CEO of Ixia when it was acquired by Keysight Technologies Inc. Previously, she served as Senior Vice President and General Manager of the Networking Business Unit at Hewlett Packard and Senior Vice President of Worldwide Marketing and Alliances at Blue Coat Systems.

Earlier in her career, Mayer held leadership positions at Cisco Systems and Apple. Mayer holds an MBA from California State University, Monterey Bay and bachelor's degree from Santa Clara University.

About Box

Box (NYSE:BOX) is a leading Cloud Content Management platform that enables organizations to accelerate business processes, power workplace collaboration, and protect their most valuable information, all while working with a best-of-breed enterprise IT stack. Founded in 2005, Box simplifies work for leading organizations globally, including AstraZeneca, General Electric, JLL, and Morgan Stanley. Box is headquartered in Redwood City, CA, with offices in the United States, Europe, and Asia. To learn more about Box, visit http://www.box.com. To learn more about how Box powers nonprofits to fulfill their missions, visit Box.org.

Contacts:

Media Inquiries:
Denis Roy and Rachel Levine
+1 650-543-6926
press@box.com

Investor Relations:
Alice Kousoum Lopatto and Elaine Gaudioso
+1 650-209-3467
ir@box.com

Source: Box